AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT No. 1 dated as of                 , 2016 (the "Amendment") to the Deposit Agreement dated as of January 24, 2011 (the "Deposit Agreement") among (i) International Consolidated Airlines Group, S.A. , a company incorporated under the laws of the Kingdom of Spain, and its successors (the "Company"), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, and any successor depositary hereunder (the "Depositary"), and (iii) all Holders and Beneficial Owners of ADSs evidenced by ADRs issued thereunder .

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A to the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the ADRs, effective as of the Effective Dates set forth in Section 5.01 hereof, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.   All references in the Deposit Agreement and the ADRs to the term "Deposit Agreement" shall, as of each of the Effective Dates (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.   As of the First Effective Date (as hereinafter defined), Section 1 (c) of the Deposit Agreement is amended by replacing "five (5)" with "two (2)".
 ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.   All references in the form of ADR, and all outstanding ADRs, to the number of CDIs represented by each ADS are amended to reflect that, as of the First Effective Date (as hereinafter defined), each ADS represents two CDIs.

SECTION 3.02.   The three references to "U.S. $ 2.00 per 100 ADSs" contained in Paragraph (7) of the form of ADR and each outstanding ADR are each amended to read "U.S. $ 5.00 per 100 ADSs."

SECTION 3.03.   The form of ADR and each outstanding ADR, after giving effect to the amendments contained herein and other clarifying changes, is attached hereto as Exhibit A.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of the Company.  Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement, as amended by this Amendment,  will be, and the Deposit Agreement previously entered into has been, respectively, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Kingdom of Spain,  neither of such agreements need to be filed or recorded with any court or other authority in the Kingdom of Spain.

Section 4.02   Representations and Warranties of the Depositary.  The Depositary represents and warrants to the Company that this Amendment, when executed and delivered by Depositary, and the Deposit Agreement, as amended by this Amendment, will be duly and validly authorized, executed and delivered by the Depositary, and each constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE V

MISCELLANEOUS

Section 5.01   Effective Date.  This Amendment is dated as of the date set forth above and (a) with respect to the amendment set forth in Section 2.02 and 3.01 hereof, shall be effective as of the date publicly announced by the Depositary as the effective date of the ratio change provided for herein (the "First Effective Date")  and (b) with respect to the amendment set forth in Section 3.02 hereof, shall be effective as of the open of business (NY time) thirty days from the date the Depositary first notifies Holders of the same (such thirtieth day, together with the First Effective Date, the "Effective Dates").  From and after each of the Effective Dates, all references to the Deposit Agreement shall be deemed to be references to the Deposit Agreement as amended by this Amendment.

Section 5.02   Outstanding ADRs.  ADRs issued prior to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Holders and Beneficial Owners of ADSs issued pursuant to the Deposit Agreement issued prior to the date hereof and outstanding as of the date hereof, shall, from and after the date hereof, be deemed owners and Holders of ADSs issued pursuant and be subject to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment, in all respects.

Section 5.03   Indemnification.  The parties hereto accept and shall be entitled to the benefits of the indemnification provisions of Section 15 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

Section 5.04   Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY NEW YORK LAW.

Section 5.05   Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives hereunto duly authorized as of the date set forth above.

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A.
By:__________________________________ Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Depositary
By:__________________________________ Name: Title:

By:__________________________________ Name: Title:

Exhibit A

[FORM OF FACE OF ADR]

__________	No. of ADSs:
Number
________________________
Each ADS represents two (2) CDIs

CUSIP:

AS PROVIDED IN THE BYLAWS OF INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A. AND THE DEPOSIT AGREEMENT, THIS ADR IS SUBJECT TO CERTAIN RESTRICTIONS CONCERNING OWNERSHIP OF OR OTHER ENTITLEMENTS TO ADSs BY NON-EUROPEAN UNION NATIONALS. UNDER CERTAIN CIRCUMSTANCES THE HOLDER OF THIS ADR MAY NOT BE ENTITLED TO DIRECT THE VOTING OR OTHER POLITICAL RIGHTS OF SOME OR ALL OF THE UNDERLYING DEPOSITED SECURITIES AND SOME OR ALL OF THE UNDERLYING DEPOSITED SECURITIES MAY BE ACQUIRED BY INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A., IN WHICH CASE THIS ADR WILL ENTITLE THE HOLDER ONLY TO THE PROCEEDS OF SUCH ACQUISITION, LESS TAXES AND EXPENSES. SEE PARAGRAPH (6) HEREOF.

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

CDIs REPRESENTING ORDINARY SHARES

of

INTERNATIONAL CONSOLIDATED AIRLINES GROUP, S.A.
(Incorporated under the laws of the Kingdom of Spain)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as depositary (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of ____________ American Depositary Shares ("ADSs"), each (subject to Paragraphs (10) and (13) representing two (2) CREST depository interests representing ordinary shares (including the rights to receive such Shares, "Shares") (including the rights to receive CDIs described in Paragraph (1), "CDIs" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited CDIs, the "Deposited Securities"), of International Consolidated Airlines Group, S.A. (the "Company"), a corporation organized under the laws of the Kingdom of Spain, deposited at the office of the Custodian appointed under the Deposit Agreement (subject to Paragraph (15), the "Custodian"), under the Deposit Agreement, dated as of January 24, 2011 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts evidencing ADSs issued thereunder, each of whom, by accepting an ADR or an interest therein, agrees to become a party thereto and to be bound by all of the terms and conditions thereof and hereof. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. Notwithstanding anything contained in the Deposit Agreement, any ADR or any present or future provisions of the laws of the State of New York, the rights of holders of CDIs, Shares and of any other Deposited Securities and the obligations and duties of the Company in respect of the holders of CDIs, Shares and other Deposited Securities, as such, shall be governed by the laws of the Kingdom of Spain, in the case of Shares and the United Kingdom, in the case of CDIs (or, if applicable, such other laws as may govern the Deposited Securities). The terms and conditions of the Deposit Agreement are hereby incorporated by reference and all capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement.

(1)           Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement to evidence ADSs outstanding thereunder. Subject to Paragraph (4), the Depositary may issue ADRs for delivery at the Transfer Office (defined in Paragraph (3)) only against deposit with the Custodian of: (a) CDIs in form satisfactory to the Custodian; (b) rights to receive CDIs representing Shares deposited into CREST by the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive CDIs (until such CDIs are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") but only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute Deposited Securities), (ii) each recipient of Pre-released ADRs represents and agrees in writing with the Depositary that such recipient or its customer (a) beneficially owns such CDIs, (b) assigns all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (c) holds such CDIs for the account of the Depositary and (d) will deliver such CDIs to the Custodian as soon as practicable and promptly upon demand therefor but in no event more than five days after demand therefor and (iii) all Pre-released ADRs evidence not more than 30% of all ADSs then issued and outstanding (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. In its capacity as Depositary, the Depositary shall not lend CDIs or ADRs or deliver CDIs prior to the receipt and cancellation of ADRs.

At the request, risk and expense of the person depositing CDIs, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing CDIs under the Deposit Agreement represents and warrants that such CDIs are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such CDIs (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 do not apply and such CDIs may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing CDIs is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the CDIs to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such CDIs will not be on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit of CDIs and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any CDIs required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any CDIs identified by the Company in order to facilitate the Company's compliance with the Securities Act of 1933.

(2)           Withdrawal of Deposited Securities. Holders of ADRs will be entitled to withdraw the Deposited Securities represented by the ADSs evidenced by their ADRs at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of CDIs in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to the ADRs or the withdrawal of Deposited Securities. Upon surrender of these ADRs in form satisfactory to the Depositary at the Transfer Office and upon payment of any fees, expenses, taxes or governmental charges as provided in the Deposit Agreement, subject to the terms of the Deposit Agreement and Paragraphs (4) and (5) hereof, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR so surrendered. In connection with any surrender of an ADR for withdrawal and the delivery of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order (a "Withdrawal Order") directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder, subject to applicable laws in the Kingdom of Spain and the United Kingdom. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable.

(3)           Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration of ADRs and registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name an ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to Paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly  authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with uncertificated Direct Registration ADRs, or vice versa, execute (if applicable) and deliver a certificated ADR or uncertificated Direct Registration ADRs, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or designated as uncertificated Direct Registration ADRs, as the case may be, substituted.

(4)           Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the first sentence of Paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this Paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of CDIs or other Deposited Securities upon any applicable register or brokerage fees applied by Spanish stock exchanges or the relevant member of such stock exchanges acting as a broker/dealer or any other person authorized under Spanish law to act in a similar capacity and (iii) any applicable charges as provided in Paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of CDIs, the registration, registration of transfer, split-up or combination of ADRs or, subject to the first sentence of Paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5)           Taxes; Withholding. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities directly or indirectly represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the first sentence of Paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder and Beneficial Owner hereof remaining liable for any deficiency, and, if appropriate, shall reduce the number of ADSs evidenced hereby to reflect any such sales of CDIs , and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including CDIs, Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(6)           Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders, Beneficial Owners and all persons holding ADSs (or any interest therein) agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and the Depositary will use reasonable efforts to comply with such Company instructions. Notwithstanding any other provision of the Deposit Agreement or this ADR, each Holder and Beneficial Owner agrees to provide such information as the Company may request in a disclosure notice (a "Disclosure Notice") given pursuant to Article 10 of the Bylaws within the time period specified in such Disclosure Notice. Each Holder and Beneficial Owner acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Bylaws which currently include, the withdrawal of the voting rights and the political rights, including, but not limited to the right to attend and speak at shareholder meetings, of such Shares

Additionally, by holding an ADR or an interest therein, each Holder and Beneficial Owner of ADRs and/or ADSs acknowledges and agrees (i) that each ADR, and the terms upon which it is held by such Holders and Beneficial Owners, is subject to the corporate bylaws of the Company (the "Bylaws"), (ii) that (except as otherwise provided in the Bylaws) such Holder's ADRs represent an interest  in CDIs which represent an interest in the Shares underlying such ADSs evidenced by ADRs, (iii) that so long as the Bylaws provide a means by which the Company may, in accordance with the Bylaws, limit the interests that Relevant Non-EU Persons (as defined in the Bylaws and including, without limitation, non EU nationals) may have in such relevant share capital (the "Foreign Interest Limitation"), such Holder and Beneficial Owner will be bound by the Foreign Interest Limitation and the Company's directors have a duty to take action in certain circumstances and in accordance with the Bylaws to enforce the Foreign Interest Limitation against such Holder and Beneficial Owner (including, without limitation, making provision for the suspension of the right of such Holder and Beneficial Owner to direct the voting of, and other political rights attaching to, the Shares underlying such Holder's and Beneficial Owner's ADRs and the forced acquisition of all or part of such Shares if a sufficient disposal or disposals of or of interests in such Shares has not been made to the Company's directors' satisfaction within 10 Business Days (as defined in the Bylaws) (or such longer period as the Company's directors consider reasonable) after service upon the Depositary or its nominee of a notice requiring such disposal) or against other Holders, Beneficial Owners or holders of Shares or the CDIs in respect of such Shares and (iv) that such Holder, to the extent it may legally do so, will provide such information as lies in its knowledge that is requested by the Company under the Bylaws, which requests may seek any information which the Company deems necessary or desirable in order to determine whether any shares are Relevant Non-EU Shares (as defined in the Bylaws) and which may include, among other things, information as to the capacity in which such Holder or Beneficial Owner holds ADRs and the nature and extent of the interests of such Holder or Beneficial Owner or other persons in the Shares underlying such Holders' ADRs.

The Company reserves the right to instruct Holders and Beneficial Owners to deliver their ADSs for cancellation and withdrawal of the Deposited Securities within five Business Days of the request therefor so as to permit the Company to deal directly with the Holder and/or Beneficial Owner thereof as a holder of Deposited Securities and all Holders and Beneficial Owners agree to comply with such instructions.  To the extent a Holder or Beneficial Owner fails to timely comply with the Company's request, the Company may take any and all actions necessary to force the Holder and/or Beneficial Owner to comply with the Company's instructions.  Each Holder and Beneficial Owner agrees to indemnify the Company, the Depositary, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any loss, liability or expense (including any and all fees and expenses of legal counsels), that may arise out of or in connection with the Company's enforcement of its rights under this paragraph (6) and the Holder's or Beneficial Owner's failure to comply with any and all of its obligations under the Deposit Agreement, the ADRs, the ADSs and any of them.

 (7)           Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of CDIs, including deposits in respect of CDI Distributions, Rights and Other Distributions (as such terms are defined in Paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered. In addition, the Depositary shall be entitled to charge the following fees for the services performed under the terms of the Deposit Agreement:  (a) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs  held for the distribution of cash proceeds, including cash dividends or sale of rights and other entitlements, not made pursuant to a cancellation or withdrawal; and (b) for the operation and maintenance costs in administering the ADSs an annual fee of U.S. $ 5.00 per 100 ADSs; provided, however, that if the Depositary imposes a fee under this clause (b), then the total of fees assessed under this clause (b), combined with the total of fees assessed under clause (a) of this sentence on cash dividends declared by the Company and distributed under the Deposit Agreement, shall not exceed U.S. $ 5.00 per 100 ADSs in any calendar year.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of CDI Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent  of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders and Beneficial Owners or persons depositing CDIs), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders or Beneficial Owner delivering CDIs, ADSs (or any interest therein) or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing CDIs or Holders or Beneficial Owners withdrawing Deposited Securities; there are no such fees in respect of the CDIs as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in Paragraph (16).

(8)           Available Information. The Deposit Agreement, the provisions or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders and Beneficial Owners at the offices of the Depositary and the Custodian and at the Transfer Office. At the written request of the Company, the Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. As of the date of the Deposit Agreement, the Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.iagshares.com) or through an electronic information delivery system generally available to the public in its primary trading market. Should the Company become subject to the periodic reporting or other informational requirements under the Exchange Act, it will be required in accordance therewith to file reports and other information with the U.S. Securities and Exchange Commission.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Exchange Act or to take any action if the Company is not complying with those requirements.

(9)           Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary By: ______________________________ Vice President

The address of the Transfer Office of the Depositary is 60 Wall Street, New York, New York 10005, U.S.A.

[FORM OF REVERSE OF ADR]

(10)           Distributions on Deposited Securities. Subject to Paragraphs (4) and (5) and any restrictions imposed by English and Spanish law, regulation or applicable permit, to the extent practicable, the Depositary will promptly distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this Paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Depositary determines that any foreign currency received by it cannot be converted on a reasonable basis and transferred to the United States, the Depositary may distribute the foreign currency received by it or, at its sole discretion, hold such foreign currency, uninvested and without liability for interest thereon. (b) CDIs. (i) Additional ADRs evidencing whole ADSs representing any CDIs available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of CDIs (a "CDI Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of CDIs received in a CDI Distribution, which CDIs would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the good faith discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional CDIs or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, CDI Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company to the extent practicable, lawful, equitable and practicable, or (ii) to the extent the Depositary deems, after consultation with the Company to the extent practicable, distribution of such securities or property not to be  lawful, equitable or practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions). Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADSs, CDIs, Shares, Rights or other securities described in this Paragraph (10) under the Securities Act of 1933 or (ii) take other actions to permit the distribution of such ADSs, CDIs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.

(11)           Record Dates. The Depositary may, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company with respect to the Shares) for the determination of the Holders who shall be responsible for any fees and costs assessed by the Depositary under paragraph (7) hereof as well as for the determination of Holders entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12)           Voting of Deposited Securities. Upon receipt from the Company of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, fix a record date as provided in paragraph (11) above and mail to the Holders and/or Beneficial Owners, as directed by the Company in such written request, a notice  stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Security.

(13)           Changes Affecting Deposited Securities. Subject to Paragraphs (4) and (5) the Depositary may, in its discretion, amend the terms and conditions of the ADRs or ADSs or distribute additional or amended ADRs or ADSs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any CDI Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the terms and conditions of the ADRs or ADSs or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)           Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement, this ADR or the ADSs evidenced by this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, this ADR or the ADSs evidenced by this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting CDIs for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, the Company and the respective agents of each of them may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. None of the Depositary, the Custodian or the Company shall incur any liability (a) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs or (b) to Holders, Beneficial Owners and/or any third parties for any special, consequential, indirect or punitive damages for any breach of the terms of this Deposit Agreement or otherwise.   The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, CDIs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company, or for any action or non action by it in reliance upon the opinion, advice of or information from legal counsel, accountants, any person presenting CDIs for deposit, any Holder or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in the Deposited Securities, this ADR or the ADSs evidenced by this ADR. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company under certain circumstances. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)           Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may, after consultation with the Company, appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)           Amendment. Subject to the first sentence of Paragraph (2), the ADRs, the ADSs evidenced by the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders or Beneficial Owners in any respect, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders and Beneficial Owners. Every Holder and Beneficial Owner of an ADS (or any interest therein) at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADS (or any interest therein), to consent and agree to such amendment and to be bound by the Deposit Agreement and, if applicable, the ADR(s), as so amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to cancel such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or CDIs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders and Beneficial Owners, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the Form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement, the ADRs and the ADSs evidenced by the ADRs at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement and, if applicable, the ADR, in such circumstances may become effective before a notice of such amendment or supplement is given to Holders and Beneficial Owners or within any other period of time as required for compliance.

(17)           Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.